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                                                                       Exhibit 2
                              CO-TRUSTEE AGREEMENT


         This Agreement entered into this 26th day of August, 2002, by and between David A. Marks ("Marks") and Joseph A. Crivello ("Crivello") (hereinafter collectively referred to as the "Parties").

         WHEREAS, Marks and Crivello are Co-Trustees of Irrevocable Children's Trust pursuant to that certain trust instrument dated July 22, 1991, Frank P. Crivello as Grantor ("Trust");

         WHEREAS, Trust is the current owner of membership interests in SVPC Partners, LLC, ("SVPC") and is or will become the owner of certain shares of stock in Titan EMS, Inc. ("Titan");

         WHEREAS, Titan is or is expected to be in the process of merging with Ventures-National, Incorporated ("Ventures");

         WHEREAS, The following entities owned either partially or wholly by Trust, may acquire an interest in SVPC, Titan, or Ventures: Forest Home Investors I, LLC; Ohio Investors of Wisconsin, LLC; and Phoenix Business Trust;

         WHEREAS, Crivello and Marks desire to enter into an agreement granting Marks full control and authority over all interests in SVPC, and full control and authority over the Trust's stock in Titan and thereafter Ventures.

         NOW, THEREFORE, the Parties agree to the following:

         1. Marks shall have sole trustee control and authority over all Trust actions affecting or concerning the interests in SVPC or the stock in Titan and Ventures; said control and authority to include without limitation, any action involving voting, management, sale, transfer, or other disposal of said interests or stock. Furthermore, said control and authority shall extend to any interests or stock owned directly or indirectly by the following entities owned by or related to the Trust: Forest Home Investors I, LLC, Ohio Investors of Wisconsin, LLC, and Phoenix Business Trust.

         2. Simultaneously with the execution of this Agreement, Crivello shall execute an Irrevocable Proxy, attached hereto as Exhibit A, appointing Marks as the sole Trustee authorized to vote any Trust interests in SVPC or Trust stock in Titan or Ventures.

         3. Except for the items specifically described in this Agreement, Crivello's duties, obligations, and authority under the Trust shall remain in full force and effect. This Agreement in no way reduces, modifies, or otherwise impairs Crivello's trusteeship as created by the Trust.

         4. This Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Wisconsin.

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         5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         6. In the event of Marks' resignation as a Co-Trustee of the Trust, incapacity, or death, this Agreement shall terminate and all control and authority being given hereunder shall re-vest with Crivello as the sole remaining Trustee of the Trust.

         IN WITNESS WHEREOF, the parties hereto, in their respective capacity as Trustees, have executed this Agreement as of the date and year first hereinabove set forth.


DAVID MARKS


By: /s/ David Marks
    --------------------------------
         Co-Trustee


JOSEPH A. CRIVELLO


By: /s/ Joseph A Crivello
    --------------------------------
         Co-Trustee


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Exhibit A

IRREVOCABLE PROXY

                                 TITAN EMS, INC.


         As Co-Trustee of that certain trust, Irrevocable Children's Trust ("Trust"), and pursuant to the terms and conditions of that certain Co-Trustee Agreement entered into this 26th day of August, 2002, by and between myself and David M. Marks ("Marks"), I hereby constitute and appoint David M. Marks and in place of him, in case of substitution, his substitute, attorneys, and agents, for me and in my name, place and stead, to vote as my proxy at any meetings of the stockholders of Titan EMS, Inc., or any of its successors or assigns ("Titan"), upon any question which may be brought before such meetings, including without limitation, the election of Directors, according to the number of votes that I should be entitled to vote as a Co-Trustee of the Trust, if then personally present, with full power to my said attorney to appoint a substitute in his place.

         In the event that this Irrevocable Proxy shall be deemed improper as to form or ineffective as to content by any court of competent jurisdiction or by any other person or entity, then I agree to execute a new Irrevocable Proxy as shall be required to comply with any required form, and I agree to substitute such new proxy for the proxy being executed herein. In the event of Marks' resignation as a Co-Trustee of the Trust, incapacity, or death, this Proxy shall terminate and all control and authority being given hereunder shall re-vest with me as the sole remaining Trustee of the Trust.



Dated:  August 26, 2002.



/s/ Joseph A Crivello
------------------------------
Joseph A. Crivello, Co-Trustee
Irrevocable Children's Trust